UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 28, 2008

DTS, Inc.

(Exact name of registrant as specified in its charter)

000-50335

(Commission File Number)

Delaware	77-0467655
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

5171 Clareton Drive

Agoura Hills, California  91301

(Address of principal executive offices, with zip code)

(818) 706-3525

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On August 28, 2008, DTS, Inc., (the “Company”) a Delaware corporation, entered into a Purchase and Sale Agreement (the “Agreement”) with Countrywide Home Loans, Inc., (the “Seller”) a New York corporation, pursuant to which the Company has agreed to purchase and the Seller has agreed to sell, subject to the terms of the Agreement, all of the Seller’s interest in certain real and personal property located in Calabasas, California, which shall be used as the Company’s new corporate headquarters.

Pursuant to the terms of the Agreement, the Company will purchase real property located at 5220 Las Virgenes Road, Calabasas, California (the “Real Property”), the building (the “Building”) and certain furniture, fixtures, equipment and other personal property located on the Real Property (collectively, the “Property”). The size of the Building is approximately 84,948 square feet. The Company will purchase the Property for an aggregate purchase price of $15,700,000. The Company will pay the initial $500,000 (the “Initial Payment”) to an escrow account for a 40-day period (the “Due Diligence Period”), during which time the Company will review certain due diligence materials related to the Property.  Should the Company decide, in its sole and absolute discretion, at any time during the Due Diligence Period not to purchase the Property, the Company may provide a termination notice to the Seller and the Initial Payment shall be returned to the Company. Should the Company not provide such termination notice within the Due Diligence Period, the remaining $15,200,000 will be paid to Seller within 30 days of the end of the Due Diligence Period.

In consideration for this purchase and sale, the Company and the Seller will enter into a lease agreement (the “Lease”) for the continued use of the Building. Pursuant to the Lease, the Seller will lease from the Company approximately 59,457 square feet of space of the Building. The Lease shall begin with the closing of the sale to the Company and expire at midnight on January 31, 2009. A base rental amount of $133,778 will be payable monthly to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DTS, INC.

Date: September 3, 2008	By:	/s/ Melvin Flanigan

Melvin Flanigan
Executive Vice President, Finance and
Chief Financial Officer